Exhibit 99.1

NEWS

Contact: Steve Kraus, (608) 252-7907

MGE Energy's Earnings Return to Historical Levels

Madison, Wis.—MGE Energy's (Nasdaq: MGEE) earnings for the nine-month period ended September 30, 2006, returned to historical levels. For the nine-month period ended September 30, 2006, MGE Energy reported earnings of 1.53 cents per share, compared to 1.15 cents per share in 2005, and 1.53 cents per share for the same period in 2004. Results for 2005 were adversely impacted by the natural disasters in the Gulf of Mexico. These disasters and the related damage to the energy infrastructure resulted in abnormally high fuel and purchased power costs, and ultimately, lower 2005 earnings.

During the three and nine months ended September 30, 2006, electric fuel costs decreased $7.8 million and $11.7 million over the same periods in 2005 as a result of a decrease in fuel costs and a decrease in internal generation. During 2006, the per-unit cost of fuel significantly decreased from the high cost of fuel experienced in 2005. Purchased power expense decreased $0.9 million for the three-month period ended September 30, 2006, and increased $0.9 million for the nine-month period ended September 30, 2006.

As a result of decreases in electric fuel costs from those costs included in MGE's latest rate order, an interim fuel credit of $0.00454 per kWh was approved by the PSCW, and a subject-to-refund provision was implemented. For the three and nine months ended September 30, 2006, a $6.5 million and $16.5 million reduction to other electric revenues was recorded to account for the effects of this refund.

For the three and nine months ended September 30, 2006, operations and maintenance expenses increased $2.2 million and $5.6 million primarily due to increases in general and administrative expenses.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to nearly 136,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to more than 137,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

MGE Energy Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2006	2005	2004	2003	2002
Three Months Ended September 30
Operating revenue	$110,629	$114,399	$86,840	$87,931	$79,430
Operating income	$22,758	$18,574	$16,306	$19,693	$19,468
Net income	$12,703	$9,899	$9,108	$10,108	$10,490
Earnings per share (basic and diluted)	$0.62	$0.48	$0.48	$0.56	$0.60
Weighted average shares outstanding (basic and diluted)	20575	20438	19080	17957	17373

Nine Months Ended September 30
Operating revenue	$368,935	$353,775	$307,535	$299,073	$251,706
Operating income	$57,456	$44,378	$51,120	$48,777	$48,927
Net income	$31,270	$23,556	$28,726	$25,316	$25,931
Earnings per share (basic and diluted)	$1.53	$1.15	$1.53	$1.42	$1.50
Weighted average shares outstanding (basic and diluted)	20499	20433	18722	17794	17247

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